EXHIBIT 3.i.c

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE
CERTIFICATE OF AMENDMENT OF "THE UNITED STATES BASKETBALL LEAGUE,
INC.", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF FEBRUARY, A.D. 1987, AT 3 O'CLOCK P.M.















                                            /S/ Edward J. Freel
                                            Edward J. Freel, Secretary of State
2036407 8100

001253249
                                           Authentication 0446456
                                           Date: 05-18-00

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                                                              877050064
                                                              Feb. 19, 1987
                              CERTIFICATE OF AMENDMENT
                                        OF
                            CERTIFICATE OF INCORPORATION
                              (Pursuant to Section 242)

THE UNITED STATES BASKETBALL LEAGUE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the written consent of the necessary number of shares required by statute of the stockholders of THE UNITED STATES BASKETBALL LEAGUE, INC., was given in accordance with Section 228 of the General Corporation Law of Delaware, setting forth an amendment to the Certificate of Incorporation of said corporation. The amendment to the Certificate of Incorporation is as follows:

Article FOURTH of the Certificate of Incorporation of this corporation is hereby amended to read as follows:

"FOURTH: (a) The total number of shares of Common, Stock which the corporation is authorized to issue is Thirty Million (30,000,000) shares of voting Common Stock, each of which shall have a par value of $.00l; and (b) The total number of shares of Preferred Stock which the corporation is authorized to issue is One Million (1,000,000) shares of non-voting Preferred Stock, each of which is convertible into Common Stock at $.50 per share, and callable by the corporation at any time after March 1, 1988 at $1.20 per share. The Preferred Stock shall bear a 6% non-cumulative annual dividend."

SECOND: Prompt notice of the taking of the corporate action amending the Certificate of Incorporation in the manner set forth above is being given to all stockholders who have not consented in writing, as provided by Section 228 of the General Corporation Law of the State of Delaware.

                   IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Daniel T. Meisenheimer III, its President, and attested by Richard C. Meisenheimer, its Secretary, this 13th day of February, 1987.

                                   THE UNITED STATES BASKETBALL LEAGUE, INC.
                                   By:   /S/  Daniel T. Meisenheimer III,
                                   Daniel T. Meisenheimer III, President
ATTEST:
By:         /S/  Richard C. Meisenheimer
         Richard C. Meisenheimer, Secretary


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